UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following communication was disseminated on December 8, 2009 by On2 Technologies, Inc.

PROPOSED MERGER WITH GOOGLE ENDORSED BY THREE LEADING
 INDEPENDENT PROXY ADVISORY FIRMS
TIME IS SHORT--VOTE FOR THE PROPOSED MERGER TODAY!

December 7, 2009

Dear On2 Stockholder:

Your Board of Directors believes the proposed merger with Google is in the best interests of On2 stockholders and provides a significant opportunity for On2 stockholders to receive greater value now for their shares than any uncertain near- and long-term value that might be realized were On2 to remain independent.  The transaction delivers a significant premium to On2 stockholders, in the form of $0.60 worth of Google Class A Common Stock based upon an exchange ratio in exchange for each share of On2 Common Stock and/or cash payable in lieu of any fractional shares.  The merger consideration represents a premium of:

•	Approximately 57% over the closing price of On2 Common Stock on August 4, 2009 (the trading day on which the Board of Directors approved the merger agreement);
•	Approximately 62% over the average closing price of On2's Common Stock for the 6-month period ending on August 4, 2009; and
•	Approximately 70% over the average closing price of On2 Common Stock over the 12-month period ending on August 4, 2009.

As discussed in prior materials, there are a number of risks related to On2’s business if the proposed merger is not consummated.  Even though your Board of Directors negotiated for the right to engage in discussions and negotiations with third parties making unsolicited, written acquisition proposals, you should be aware that since announcement of the merger agreement, no such acquisition proposals or interest from third parties have been received to date by On2.

VOTE FOR THE PROPOSED MERGER THAT HAS BEEN ENDORSED BY
THREE LEADING INDEPENDENT PROXY ADVISORY FIRMS

The nation’s three leading independent proxy advisory firms--RiskMetrics Group, Glass Lewis & Co. and PROXY Governance, Inc.--each recommend to their subscribers that On2 stockholders vote to approve the proposed merger.   The analyses and reports of these independent firms are relied upon by hundreds of major institutional investment firms, mutual and pension funds and other fiduciaries.

Most recently, RiskMetrics stated in its December 4, 2009 report:  “Given the substantial premium, the growth potential opportunity for On2 shareholders given their equity ownership in Google, and the reasonable breakup fee as a percentage of enterprise value, the merger agreement warrants shareholder support.”*

Both Glass Lewis and PROXY Governance also recommend their clients vote FOR the proposed merger.  In its report, Glass Lewis believed that “On2 would have a difficult time finding a buyer willing to pay a significantly higher price than Google's offer, despite the value of On2's proprietary technology, and that the purchase price is fair…. We also view the termination fee as a low barrier for another potential buyer to step forward.  Based on these factors and the unanimous support of the board, we believe the proposed transaction is in the best interests of shareholders.”  In its analysis, PROXY Governance stated: “[w]e support this transaction because it appears to make strategic sense and place a fair value on the company based on the overall market reaction and the premium offered.  We also support the board’s early and active engagement in the process.”*

* Permission to use quotations was neither sought nor obtained.

MAKE SURE YOU KNOW THE FACTS

We have recently posted an investor presentation and some questions and answers about the proposed merger, which include certain questions On2 has received from its stockholders since the merger agreement was announced.  If you have not yet voted FOR the proposed merger, we urge you to carefully review these materials at http://www.on2.com/.  We have also included a selection of those questions and answers for your convenience below:

Since the announcement of the merger agreement, has the Board of Directors received any offers to acquire the company?

No.  Since the announcement of the merger agreement, no other companies or entities have approached either the Board of Directors or the company to inquire about a potential acquisition of On2.

Has On2 received any indication that Google would raise its price or that it would enter into a license agreement with On2 if the merger is not approved?

No.  On2 has not received any indication that Google would raise its price or that it would enter into a license agreement with On2 in lieu of consummating the merger.  In fact, Google has indicated that $0.60 is the maximum amount of consideration that it is willing to offer.  In addition, and as indicated above, Google has been operating without use of On2's VPx products to date and can certainly conduct its business without the use of such products.  Moreover, based on prior discussions, we assume that if the merger is not consummated Google may undertake to build or acquire its own codec that would compete with On2 rather than pursue a significant license or other material relationship with On2.

Was the decision to accept Google’s proposal to enter into the merger agreement a Board decision or a management decision?

The decision to enter into the merger agreement was made by the Board of Directors, and the merger agreement was approved by the Board of Directors as required under Delaware law.  The Board of Director’s determination was made after deliberating in a total of 13 meetings covering a span of approximately five months.  The Board of Directors was advised by two independent financial advisors and two leading law firms, and engaged in active and thorough consultation with members of senior management.

Will the members of the Board of Directors receive any future employment from Google as a result of the transaction?

No.  To the contrary, all On2 directors will enter into letters of resignation at the effective time of the merger. No On2 director (including On2’s Chairman) will serve as a director, officer or employee of Google in connection with, or following, the merger.  For more information as to the interests of On2’s directors in the merger, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 and “Board of Directors and Management of Google Following Completion of the Merger” beginning on page 83 of the proxy statement/prospectus.

Will the members of the Board of Directors receive any future remuneration or benefits from Google as a result of the transaction?

No. No On2 director (including On2’s Chairman) will receive any cash, Google Restricted Stock Units, other Google equity grants or other remuneration from Google in connection with, or following, the merger.  For more information as to the interests of On2’s directors in the merger, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 and “Board of Directors and Management of Google Following Completion of the Merger” beginning on page 83 of the proxy statement/prospectus.

Are there any undisclosed agreements between Google and On2’s Board of Directors or officers?

No.  On2 is required to disclose all of the interests that its directors and officers have in the merger, and there are no undisclosed arrangements between Google and any member of On2’s Board of Directors or its officers.  For more information as to the interests of On2’s directors and officers in the merger, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 and “Board of Directors and Management of Google Following Completion of the Merger” beginning on page 83 of the proxy statement/prospectus.

Do any directors own options with an exercise price above the $0.60 merger consideration and, if so, what will happen to those options?

Yes.  As of October 20, 2009, directors held options to acquire an aggregate of 885,000 shares of On2 Common Stock that had an exercise price above $0.60 per share.  Those options will be cancelled and forfeited as a result of the merger without any payment to the directors holding such options.  For more information as to the stock and option holdings of the directors and their interests in the merger, see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger –Acceleration of Vesting of Equity Compensation” beginning on page 78 and “Security Ownership of Principal Stockholders of On2” beginning on page 114 of the proxy statement/prospectus.

If all of the directors are losing their positions with On2 and are forfeiting significant amounts of stock options in the merger, why did they approve this transaction, as opposed to holding out for a different offer or opting to remain independent?

The Board of Directors approved the transaction because it believes that the proposed merger with Google is fair to and in the best interests of On2 stockholders.  Among the various factors that the Board of Directors considered, it believed, and continues to believe, that the merger provides a significant opportunity for On2 stockholders to receive greater value now for their shares than any uncertain long-term value that might be realized were On2 to remain independent.

Since On2’s expenses and debts appear to be close to or in excess of its available cash on hand, would On2 consider filing for bankruptcy protection in the event that the transaction with Google is not consummated, thereby wiping out  all stockholder value?

Not necessarily.  If the proposed merger is not consummated, On2 may be required to secure additional financing to operate its business and to execute its business plan.  However, the availability of any such financing is uncertain, and failure to secure it could further materially impair On2’s liquidity and financial condition as well as the value of a stockholder’s investment.

On2 has previously stated that it is a challenge to retain highly skilled employees.  In addition to the potential liquidity problems that On2 may face in the event that the transaction with Google is not consummated, and which therefore could present additional challenges to On2’s ability to attract and retain employees, does the fact that some of these employees have received interest from a company such as Google further create retention challenges?

As previously disclosed, On2 has experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.  The fact that On2’s key employees have been given the prospect of being able to work at a company such as Google, and on terms that a company such as Google is able to offer, will only increase the challenges faced by On2 in retaining such key employees if the merger is not consummated.  If On2 does not succeed in attracting qualified new personnel or retaining and motivating its current personnel, On2’s operating results and revenues could be adversely affected.

Can I change my vote?

YES. If you are a holder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, changing your vote by telephone or the internet, delivering a written revocation letter to the On2 Corporate Secretary, or by attending the special meeting in person, notifying the On2 Corporate Secretary and voting by ballot at the special meeting. The On2 Corporate Secretary’s mailing address is 3 Corporate Drive, Suite 100, Clifton Park, NY 12065.

PROTECT YOUR INVESTMENT—VOTE FOR TODAY

We believe this transaction is critical to you as a stockholder and to your company.   The Board of Directors believes the merger is in the best interests of On2 stockholders and strongly recommends that On2 stockholders vote FOR the proposed merger.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, INNISFREE M&A INCORPORATED, TOLL-FREE at (877) 456-3488.  (International holders may call +1 (412) 232 3565)

Thank you for your attention to this matter.

Very truly yours,

The Board of Directors

Additional Information and Where to Find It

Google has filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus has been mailed to holders of On2 Common Stock identified as of October 20, 2009, which is the notice record date for the special meeting. The Registration Statement and the proxy statement/prospectus contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement and the proxy statement/prospectus (including all amendments and supplements to it) carefully. Investors and security holders may also obtain free copies of the Registration Statement and the proxy statement/prospectus and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

This Presentation Does Not Contain All of the Information in the Proxy Statement/Prospectus

Some of the matters included in this communication are summaries of material information set forth in the proxy statement/prospectus that has been mailed to shareholders as described above.  This communication may not contain all of the information that is important to you.  We urge you to read carefully the entire proxy statement / prospectus and the other documents to which we refer you therein in order to fully understand the merger and the related transactions.

Forward-Looking Statement

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectation. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the On2 special meeting; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this communication. The foregoing risks and uncertainties included herein are not exhaustive.